As filed with the Securities and Exchange Commission on March 10, 2005.
                                                     Registration No. 333-113380

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ILINC COMMUNICATIONS, INC.
                           --------------------------

             (Exact name of registrant as specified in its charter)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   76-0545043
                     (I.R.S. Employer Identification Number)
                        2999 NORTH 44TH STREET, SUITE 650
                             PHOENIX, ARIZONA 85018
                                 (602) 952-1200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JAMES M. POWERS, JR.
                           ILINC COMMUNICATIONS, INC.
                        2999 NORTH 44TH STREET, SUITE 650
                             PHOENIX, ARIZONA 85018
                                 (602) 952-1200
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                           COPIES OF COMMUNICATION TO:
                            JAMES S. RYAN, III, ESQ.
                              JACKSON WALKER L.L.P.
                           901 MAIN STREET, SUITE 6000
                               DALLAS, TEXAS 75202
                                 (214) 953-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]



                                                       CALCULATION OF REGISTRATION FEE

================================== ===================== ======================== ========================== ======================
                                                         Proposed Maximum         Proposed Maximum           Amount of
Title of Each Class of             Amount to be          Offering Price           Aggregate Offering         Registration
Securities To Be Registered        Registered            Per Share                Price                      Fee
---------------------------------- --------------------- ------------------------ -------------------------- ----------------------
Common Stock, $0.001 par value     6,037,260 Shares      $0.39                    $2,354,531.40              $277.13
per share
================================== ===================== ======================== ========================== ======================

                           ILINC COMMUNICATIONS, INC.

                        6,037,260 SHARES OF COMMON STOCK



         This is an offering of shares of common stock, par value $0.001 per share, of iLinc Communications, Inc. All of the shares being offered will be sold from time to time by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders. However, upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants. Expenses in connection with the registration of these shares of common stock under the Securities Act of 1933, including legal and accounting fees, will be paid by iLinc Communications, Inc.

         Our common stock is quoted on the American Stock Exchange under the symbol "ILC." On March 9, 2005, the last reported sales price of our common stock on the American Stock Exchange was $0.40 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is March 10, 2005.

         The information in this prospectus is not complete and may be changed. The selling stockholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1

COMPANY INFORMATION............................................................1

THE OFFERING...................................................................3

RISK FACTORS...................................................................3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................7

USE OF PROCEEDS................................................................7

SELLING STOCKHOLDERS...........................................................7

PLAN OF DISTRIBUTION..........................................................16

LEGAL MATTERS.................................................................17

EXPERTS.......................................................................17

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................18

WHERE YOU CAN FIND MORE INFORMATION...........................................19






                                    Page (i)

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS INCLUDING "RISK FACTORS" BEFORE MAKING AN INVESTMENT DECISION. UNLESS THE CONTEXT REQUIRES OTHERWISE IN THIS PROSPECTUS, REFERENCES IN THIS PROSPECTUS TO "ILINC," "WE," "US," "OUR," OR THE "COMPANY" REFER TO ILINC COMMUNICATIONS, INC.


                               COMPANY INFORMATION

         Headquartered in Phoenix, Arizona, iLinc Communications, Inc. is a leading provider of Web conferencing, audio conferencing and collaboration software and services. Our four-product iLinc Suite, led by LearnLinc (which also includes MeetingLinc, ConferenceLinc, and SupportLinc), is an award winning virtual classroom, Web conferencing and collaboration suite of software. With our Web collaboration, conferencing and virtual classroom products, we provide simple, reliable and cost-effective tools for remote presentations, meetings and online events. Our software is based on a proprietary architecture and code that finds its origins as far back as 1994. Versions of the iLinc Suite have been translated into six languages, and it is currently available in version 7.5. Our customers may choose from several different pricing options for the iLinc Suite, and may receive our products on a stand-alone basis or integrated with one or a number of our other products, depending upon their needs. Uses for our four-product suite of Web collaboration software include online business meetings, sales presentations, employee training sessions, product demonstrations and technical support assistance. We sell our software solutions to large and medium-sized corporations inside and outside of the Fortune 1000. We market our products using a direct sales force and a distribution channel consisting of referral agents, international and national value-added resellers (VAR's). We allow customers to choose between purchasing a perpetual license or subscribing to a periodic license of our products, providing for flexibility in pricing and payment methods.

         Our common stock is quoted on the American Stock Exchange under the symbol "ILC." Our principal executive offices are located at 2999 N. 44th Street, Suite 650, Phoenix, Arizona 85018. Our main telephone number is 602-952-1200.


         OUR BUSINESS

         WEB CONFERENCING AND WEB COLLABORATION

         The iLinc Suite(TM) is a four product suite of software that addresses the four most common business collaboration needs.

         LearnLinc(TM) is an Internet-based software that is designed for training and education of remote students. With LearnLinc, instructors and students can collaborate and learn remotely providing a learning environment that replicates traditional instructor-led classes. Instructors can create courses and classes, add varied agenda items, enroll students, deliver live instruction, and deliver content that includes audio, video, and interactive multimedia. In combination with TestLinc(TM), LearnLinc permits users to administer comprehensive tests, organize multiple simultaneous breakout sessions and record, edit, play back and archive entire sessions for future use.

         MeetingLinc(TM) is an online collaboration software designed to facilitate the sharing of documents, online presentations, graphics and applications between meeting participants without leaving their desks. MeetingLinc allows business professionals, government employees, and educators to communicate through interactive online meetings using voice-over-IP technology to avoid the expense of travel and long distance charges. MeetingLinc allows remote participants to: give presentations, demonstrate their products and services, annotate on virtual whiteboards, edit documents simultaneously, and take meeting participants on a Web tour. Like all of the Web collaboration products in the suite, MeetingLinc includes integrated voice and video conferencing services.

         ConferenceLinc(TM) is a presentation software designed to deliver the message in a one-to-many format providing management of Web conferencing events. ConferenceLinc manages events such as earnings announcements, press briefings, new product announcements, corporate internal mass communications and external marketing events. ConferenceLinc is built on the MeetingLinc software platform and code to combine the best interactive features with an easy to use interface providing meaningful and measurable results to presenters and participants alike. ConferenceLinc includes automatic email invitations, "one-click join" capabilities, online confirmations, update notifications, and customized attendee registration. With ConferenceLinc, presenters may not only present content, but may also gain audience feedback using real-time polling, live chat, question and answer sessions, and post-event assessments. The entire presentation is easily recordable for viewing offline and review after the show with the recorder capturing the content and the audio, video, and participant feedback.

         SupportLinc(TM) is an online technical support and customer sales support software designed to give customer service organizations the ability to provide remote hands-on support for products, systems, or software applications. SupportLinc manages the support call volume and enhances the effectiveness of traditional telephone-based customer support systems. SupportLinc's custom interface is designed to be simple to use so as to improve the interaction and level of support for both customers and their technical support agents.

         AUDIO CONFERENCING

         Through its acquisition of Glyphics Communications in June 2004, the Company now also delivers audio conferencing solutions that help businesses provide virtual meetings, corporate events, distance learning programs, and daily conference calls. Our audio conferencing offering includes a wide array of services and products that include the following:

o Audio On-Demand (no reservations needed): With pre-established calling accounts for each user, customers can create or participate in conference calls with no advance notice, 24/7;

o Reserved Automated: The solution for recurring calls, each participant has a permanent number and passcode;

o Operator Assisted: For important calls, this service includes an iLinc conference operator to host, monitor, and coordinate the call; and,

o Online Seminars: Support for online Web presentations with high-quality audio from iLinc.

         Customers may purchase our audio conferencing products and services without an annual contract commitment on a monthly recurring usage basis, and often subscribe for a fixed per minute rate.

         OTHER PRODUCTS AND SERVICES

         In addition to the iLinc Suite of Web conferencing products and services and our audio conferencing products and services, we offer to our customers an array of e-Learning and training products and services.

o Technology: We offer training software products that like iLinc, promote online collaboration with products that integrate with our LearnLinc software. These include TestLinc - an assessment and quizzing tool that allows for formal testing and evaluation of students, and i-Canvas(TM) - a training content development software that allows non-technical training professionals to create Web-based training courses without programming. i-Canvas is sold on an individual user perpetual license basis.

o Services: We also offer custom content development services through a subcontractor relationship with Interactive Alchemy, an entity which is primarily comprised of former employees of the Company and which resides in the Company's corporate office in Phoenix. Custom content services are bid on a project-by-project basis.

o Content: We also offer a library of online courses focused upon the training of executives on essential business topics. Our off-the-shelf online library of content includes an online mini-MBA program co-developed with the Tuck School of Business at Dartmouth College. Customers subscribe for a period of time per course, with the license providing for access over typically one year from the date the students first access of the course.

                                  THE OFFERING

Common stock offered                6,037,260 shares of our common stock are
                                    being offered by this prospectus. All of the shares offered by this prospectus are being sold by the selling stockholders.

Use of proceeds                     We will not receive any proceeds from the
                                    sale of shares of common stock in this
                                    offering. However, upon any exercise for cash of the warrants described herein, we will receive the exercise price of the warrants.

The American Stock Exchange symbol  "ILC"

         The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.


                                  RISK FACTORS

         You should carefully consider the risks described below. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could be adversely affected.

         WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

         We have a limited operating history in the Web conferencing and audio conferencing business. While the organizations that we have acquired have been engaged in the their respective business for over five years, we only recently acquired those assets and have undertaken to integrate their assets into our operations at varying levels. Over the past 36 months, we have made significant changes to our product mix and service mix, our growth strategies, our sales and marketing plans, and other operational matters. As a result, it may be difficult to evaluate an investment in our company. Given our recent investment in technology, we cannot be certain that our business model and future operating performance will yield the results that we intend. In addition, the competitive and rapidly changing nature of the Web conferencing and audio conferencing markets makes it difficult for us to predict future results. Our business strategy may be unsuccessful and we may be unable to address the risks we face.

         WE FACE RISKS INHERENT IN INTERNET-RELATED BUSINESSES AND MAY BE UNSUCCESSFUL IN ADDRESSING THESE RISKS.

         We face risks frequently encountered by companies in new and rapidly evolving markets such as Web conferencing and audio conferencing. We may fail to adequately address these risks and, as a consequence, our business may suffer. To address these risks among others, we must successfully introduce and attract new customers to our products and services; successfully implement our sales and marketing strategy to generate sufficient sales and revenues to achieve or sustain operations; foster existing relationships with our existing customers to provide for continued or recurring business and cash flow; and, successfully address and establish new products and technologies as new markets develop. We may not be able to sufficiently access, address and overcome risks inherent in our business strategy.

         OUR QUARTERLY OPERATING RESULTS ARE UNCERTAIN AND MAY FLUCTUATE SIGNIFICANTLY.

         Our operating results have varied significantly from quarter to quarter and are likely to continue to fluctuate as a result of a variety of factors, many of which we cannot control. Factors that may adversely affect our quarterly operating results include: the size and timing of product orders; the mix of revenue from custom services and software products; the market acceptance of our products and services; our ability to develop and market new products in a timely manner and the market acceptance of these new products; the timing of revenues and expenses relating to our product sales; and, the timing of revenue recognition. Expense levels are based, in part, on expectations as to future revenue and to a large extent are fixed in the short term. To the extent we are unable to predict future revenue accurately, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

         WE HAVE SIGNIFICANT OPERATING LOSSES, HAVE LIMITED FINANCIAL RESOURCES, AND MAY NOT BECOME PROFITABLE.

         We have incurred substantial operating losses and have limited financial resources at our disposal. We have long-term obligations that we will not be able to satisfy without additional debt and/or equity capital and/or ultimately generating profits and cash flows from our Web conferencing and audio conferencing operations. If we are unable to achieve profitability in the near future, we will face increasing demands for capital and liquidity. We may not be successful in raising additional debt or equity capital and may not become profitable in the short term or not at all. As a result, we may not have sufficient financial resources to satisfy our obligations as they come due in the short term.

         OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         Our consolidated financial statements have been prepared on a basis which assumes that we will continue as a going concern and which contemplates the realization of our assets and the satisfaction of our liabilities and commitments in the normal course of business. We have a significant working capital deficiency, and have historically suffered substantial recurring losses and negative cash flows from operations. These factors, among others, and the limited operating history as a Web conferencing and audio conferencing company have caused our auditors to conclude in their report that there is doubt as to our ability to continue as a going concern. Our plans with regard to these factors include continued development, marketing and licensing of our Web Conferencing and audio conferencing products and services through both internal growth and acquisition. Although we continue to pursue these plans, there is no assurance that we will be successful in obtaining sufficient revenues from our products and services to provide adequate cash flows to sustain operations. Our continuation is dependent on our ability to raise additional equity or debt capital, to increase our web conferencing and audio conferencing revenues, to generate positive cash flows from operations and to achieve profitability. The consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities that might result from the outcome of this uncertainty.

         LISTING QUALIFICATIONS MAY NOT BE MET.

         The American Stock Exchange's continued listing standards require that the Company maintain stockholder's equity of at least $4.0 million if the Company has losses from continuing operations and/or net losses in three of its four most recent fiscal years. While the Company has sustained losses in three of its four most recent fiscal years it has as of the date of this prospectus stockholder's equity in excess of the $4.0 million requirement. If in the future, the Company fails to maintain a sufficient level of stockholder's equity in compliance with those and other listing standards of the American Stock Exchange then the Company would be required to submit a plan to the American Stock Exchange describing how it intended to regain compliance with the requirements.

         DILUTION TO EXISTING STOCKHOLDERS IS LIKELY TO OCCUR UPON ISSUANCE OF SHARES WE HAVE RESERVED FOR FUTURE ISSUANCE.

         On December 31, 2004, 25,578,350 shares of our common stock were issued, of which 1,432,412 were held in treasury, and 21,066,512 additional shares of our common stock were reserved for issuance. The issuance of these additional shares will reduce the percentage ownership of existing stockholders in the Company. The existence of these reserved shares coupled with other factors, such as the relatively small public float, could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.

         THE LOSS OF THE SERVICES OF OUR SENIOR EXECUTIVES AND KEY PERSONNEL WOULD LIKELY CAUSE OUR BUSINESS TO SUFFER.

         Our success depends to a significant degree on the performance of our senior management team. The loss of any of these individuals could harm our business. We do not maintain key person life insurance for any officers or key employees other than on the life of James M. Powers, Jr., our Chairman, President and CEO, with that policy providing a death benefit to the Company of $1 million. Our success also depends on the ability to attract, integrate, motivate and retain additional highly skilled technical, sales and marketing, and professional services personnel. To the extent we are unable to attract and retain a sufficient number of additional skilled personnel, our business will suffer.

          OUR INTELLECTUAL PROPERTY MAY BECOME SUBJECT TO LEGAL CHALLENGES, UNAUTHORIZED USE OR INFRINGEMENT, ANY OF WHICH COULD DIMINISH THE VALUE OF OUR PRODUCTS AND SERVICES.

         Our success depends in large part on our proprietary technology. If we fail to successfully enforce our intellectual property rights, the value of these rights, and consequently the value of our products and services to our customers, could diminish substantially. It may be possible for third parties to copy or otherwise obtain and use our intellectual property or trade secrets without our authorization, and it may also be possible for third parties to independently develop substantially equivalent intellectual property. Currently, we do not have patent protection in place related to our products and services. Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. While we have not received any notice of any claim of infringement of any of our intellectual property, from time to time we may receive notice of claims of infringement of other parties' proprietary rights. Such claims could result in costly litigation and could divert management and technical resources. These types of claims could also delay product shipment or require us to develop non-infringing technology or enter into royalty or licensing agreements, which agreements, if required, may not be available on reasonable terms, or at all.

         COMPETITION IN THE WEB CONFERENCING AND AUDIO CONFERENCING SERVICES MARKET IS INTENSE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY, PARTICULARLY AS A RESULT OF RECENT ANNOUNCEMENTS FROM LARGE SOFTWARE COMPANIES.

         The markets for Web conferencing and audio conferencing products and services are relatively new, rapidly evolving and intensely competitive. Competition in our market will continue to intensify and may force us to reduce our prices, or cause us to experience reduced sales and margins, loss of market share and reduced acceptance of our services. Many of our competitors have larger and more established customer bases, longer operating histories, greater name recognition, broader service offerings, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. We expect that we will face new competition as others enter our market to develop Web conferencing and audio conferencing services. These current and future competitors may also offer or develop products or services that perform better than ours. In addition, acquisitions or strategic partnerships involving our current and potential competitors could harm us in a number of ways.

         FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET-BASED BUSINESS AND SERVICES.

         As commercial use of the Internet increases, federal, state and foreign agencies could enact laws or adopt regulations covering issues such as user privacy, content and taxation of products and services. If enacted, such laws or regulations could limit the market for our products and services. Although they might not apply to our business directly, we expect that laws or rules regulating personal and consumer information could indirectly affect our business. It is possible that such legislation or regulation could expose us to liability which could limit the growth of our Web conferencing and audio conferencing products and services. Such legislation or regulation could dampen the growth in overall Web conferencing usage and decrease the Internet's acceptance as a medium of communications and commerce.

         WE DEPEND LARGELY ON ONE-TIME SALES TO GROW REVENUES.

         While audio conferencing provides a more recurring revenue base, a high percentage of our revenue is attributable to one-time purchases by our customers rather than long term recurring web conferencing ASP type contracts. As a result, our inability to continue to obtain new agreements and sales may result in lower than expected revenue, and therefore, harm our ability to achieve or sustain operations or profitability on a consistent basis, which could also cause our stock price to decline. Further, because we face competition from larger better-capitalized companies, we could face increased downward pricing pressure that could cause a decrease in our gross margins.

         OUR OPERATING RESULTS MAY SUFFER IF WE FAIL TO DEVELOP AND FOSTER OUR VALUE ADDED RESELLER OR DISTRIBUTION RELATIONSHIPS.

         We have an existing channel and distribution network that is intended to provide growing revenues and contribute to our high margin software sales. These distribution partners are not obligated to distribute our services at any particular minimum level. As a result, we cannot accurately predict the amount of revenue we will derive from our distribution partners in the future. The inability of our distribution partners to sell our products to their customers and increase their distribution of our products could result in significant reductions in our revenue, and therefore, harm our ability to achieve or sustain profitability on a consistent basis.

         SALES IN FOREIGN JURISDICTIONS BY US AND OUR INTERNATIONAL DISTRIBUTOR NETWORK MAY CAUSE COSTS THAT ARE NOT ANTICIPATED.

         We continue to expand internationally through our value added reseller network and OEM partners. We have limited experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

         o our inability to establish and maintain effective distribution channels and partners;
         o    the varying technology standards from country to country;
         o our inability to effectively protect our intellectual property rights or the code to our software;
         o our inexperience with inconsistent regulations and unexpected changes in regulatory requirements in foreign jurisdictions;
         o    language and cultural differences;
         o    fluctuations in currency exchange rates;
         o    our inability to effectively collect accounts receivable; or
         o our inability to manage sales and other taxes imposed by foreign jurisdictions.

         IF WE FAIL TO OFFER COMPETITIVE PRICING, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS.

                  Because the Web conferencing market is relatively new and still evolving, the prices for these services are subject to rapid and frequent changes. In many cases, businesses provide their services at significantly reduced rates, for free or on a trial basis in order to win customers. Due to competitive factors and the rapidly changing marketplace, we may be required to significantly reduce our pricing structure, which would negatively affect our revenue, margins and our ability to achieve or sustain profitability on a consistent basis. We have an existing channel and distribution network that is intended to provide growing revenues and contribute to our high margin software sales. These distribution partners are not obligated to distribute our services at any particular minimum level. As a result, we cannot accurately predict the amount of revenue we will derive from our distribution partners in the future. Our inability of our distribution partners to sell our products to their customers and increase their distribution of our products could result in significant reductions in our revenue, and therefore, harm our ability to achieve or sustain profitability on a consistent basis.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements made in this prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Factors that could contribute to such differences include, the rate of acceptance of our products and services by customers, and changes in the Web conferencing and audio conferencing market in general, use of the Internet, the acceptance of new products, our need for working capital, the result of pending litigation, the competition we face from larger and more well capitalized competitors and other matters more fully disclosed in this prospectus, the Company's annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of this prospectus, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this prospectus.

                                 USE OF PROCEEDS

         All of the common stock offered under this prospectus is being sold by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of the common stock.

         Certain of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants. Upon any exercise of warrants by payment of cash, we will receive the exercise price of those exercised warrants.

         We have, therefore, outstanding warrants whose underlying common stock is covered by this prospectus that would provide cash in the amount of $154,995 to us if all of the warrants were exercised at the various prices as reflected in the following table:

        ----------------------- ------------------- ----------------------
        NUMBER OF SHARES                            PROCEEDS PROVIDED
        OF COMMON STOCK         EXERCISE PRICE      TO COMPANY
        UNDERLYING WARRANTS     PER SHARE           UPON EXERCISE
        ----------------------- ------------------- ----------------------
             163,455               $0.78                $127,495
        ----------------------- ------------------- ----------------------
              50,000               $0.55                 $27,500
        ----------------------- ------------------- ----------------------

         To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

                              SELLING STOCKHOLDERS

         The shares of common stock being sold by the selling stockholders consist of:

         o 1,634,550 shares of our common stock issued in a private placement offering in April of 2004. The Company completed a private placement offering with gross proceeds of $4.25 million that provided the Company $3.8 million of net proceeds. Under the terms of this offering, we issued $3,187,500 in unsecured senior notes and 1,634,550 shares of Common Stock of the Company. The senior notes are unsecured, non-convertible, and the purchasers received no associated warrants. The senior notes bear interest at a rate of 10% per annum and accrued interest is due and payable on a quarterly basis beginning July 15, 2004, with principal due at maturity on July 15, 2007. The senior notes are redeemable by the Company at 100% of the principal value at any time after July 15, 2005. The senior notes are unsecured obligations of the Company but are senior in right of payment to all existing and future indebtedness of the Company. The placement agent received a commission equal to 10% of the gross proceeds and a warrant for the purchase of 163,455 shares of our common stock at an exercise price equal to $0.78 per share.

         o 163,455 shares of our common stock issuable upon exercise of warrants issued to the placement agent in connection with the April 2004 private placement offering. The warrants are exercisable for shares of common stock at an exercise price equal of $0.78 per share at any time from and after March 19, 2004 through the third anniversary of the date of the Warrant, March 19, 2007.

         o 3,524,194 shares of our common stock originally issued as consideration to the stockholders of Glyphics Communications, Inc. in June 2004 under the terms of an asset purchase and plan of reorganization between us and Glyphics Communications, Inc.

         o 665,061 shares of common stock issued to Preston A. Zuckerman, a former board member and officer of ours, pursuant to debt conversion agreements in March, April and June of 2004. The debt was incurred pursuant to the June 2001 acquisition of Learn-Edge, Inc. of which Mr. Zuckerman was a major investor and officer and the debt converted aggregated $692,271.50.

         o 50,000 shares of our common stock issuable upon exercise of warrants issued to John Rhodes, III pursuant to a Note Modification and Settlement Agreement with us dated December 8, 2004 which was entered into for the purpose of extending terms on debt assumed by us under the terms of an asset purchase and plan of reorganization between us and the stockholders of Glyphics Communications, Inc. The warrants are exercisable for shares of Common Stock at an exercise price equal of $0.55 per share at any time from and after January 3, 2005 through the second anniversary of the date of the Warrant, January 3, 2007.

  SELLING STOCKHOLDER TABLE - BENEFICIAL OWNERSHIP AND SHARES OFFERED FOR SALE

         As of December 31, 2004, we had 25,578,350 shares of our common stock issued and 24,145,938 shares of our common stock outstanding. Assuming the complete exercise of the warrants referenced herein, we would have 24,359,393 shares of common stock outstanding. The following table sets forth the name and relationship with us, if any, of the selling stockholders and (1) the number of shares of common stock beneficially owned by each of the selling stockholders as of December 31, 2004, (2) the maximum number of shares of common stock which may be offered for the account of each of the selling stockholders under this prospectus and (3) the amount and percentage of common stock that would be owned by each of the selling stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. The information set forth below is based upon written documentation submitted to us by the selling stockholders. Except as otherwise noted below, none of the selling stockholders has, within the past three years, had any position, office or other material relationship with us.

                                                                                                       SHARES      PERCENTAGE
                                                           SHARES BENEFICIALLY                      BENEFICIALLY   BENEFICIALLY
                                                               OWNED BEFORE          SHARES         OWNED AFTER    OWNED AFTER
SHAREHOLDER NAME                                                OFFERING (1)         OFFERED          OFFERING     OFFERING (2)
-----------------------------------------------------------------------------------------------------------------------------------
Anthony Silverman                                                 269,777             76,920           192,857         *
R/O IRA DCG & T TTEE (3)

Arthur M. Clifford
Martha D. Clifford TTEES
Clifford Revocable Trust DTD 10/13/94 (4)                          19,230             19,230                 0         *

Arthur Norris TTEE
Survivors Trust DTD 8/17/1998 (5)                                   9,615              9,615                 0         *

Bonnie Rost                                                        19,230             19,230                 0         *

Bryant Pickering TTEE
Veech Trust DTD 6/7/93
Principal Account (6)                                              76,920             76,920                 0         *

Burton P. Freireich
Ursula G. Freireich G P
B & U Freireich LTD Partnership (7)                                76,920             76,920                 0         *

Burton S. Kruglick TTEE
Burton S. Kruglick Trust DTD 7/28/82 (8)                            9,615              9,615                 0         *

                                                 Page 8


                                                                                                       SHARES      PERCENTAGE
                                                           SHARES BENEFICIALLY                      BENEFICIALLY   BENEFICIALLY
                                                               OWNED BEFORE          SHARES         OWNED AFTER    OWNED AFTER
SHAREHOLDER NAME                                                OFFERING (1)         OFFERED          OFFERING     OFFERING (2)
-----------------------------------------------------------------------------------------------------------------------------------

Catherine Dubois Chase
Special Account                                                     9,615              9,615                 0         *

Conner Properties
A Partnership (9)                                                  15,615              9,615             6,000         *

D. Louis Travisano
Yvonne A. Travisano TTEES
Travisano Family Trust DTD 7/23/96 (10)                             9,615              9,615                 0         *

D. Ronald Yagoda                                                   19,230             19,230                 0         *

Dan Kuchta                                                          9,615              9,615                 0         *

David F. Peachin                                                    9,615              9,615                 0         *

David M. Brennan & Bridget J. Brennan JTTEN                        19,230             19,230                 0         *

David Nebel
Maria Borella TTEES
David Nebel & Maria Borella
Trust DTD 11/6/98 (11)                                             19,230             19,230                 0         *

Debar N. Koning
R/O IRA DCG & T TTEE (12)                                           9,615              9,615                 0         *

Debra Freireich Kipp                                                9,615              9,615                 0         *

Derwood E. Bammann TTEE
Bammann Children's Rev Trust I DTD 8/31/98 (13)                     9,615              9,615                 0         *

Don E. Lovell TTEE Don E. Lovell Charitable Trust DTD
09/28/01 (68)                                                       9,615              9,615                 0         *

Donald D. Barkdoll
Margaret D. Barkdoll                                                9,615              9,615                 0         *

Dorothy A. White TTEE
Dorothy A. White Trust DTD 11/1/90 (14)                             9,615              9,615                 0         *

Douglas Linney                                                      9,615              9,615                 0         *

Edward B. Vallone, II (15)                                         50,864             40,864            10,000         *

Elizabeth A. Bunn                                                   9,615              9,615                 0         *

Elizabeth M. Krofchik                                               9,615              9,615                 0         *

Floyd D. Smith TTEE
F D Smith Family TR # 2 DTD 11/15/76 (16)                          28,845             28,845                 0         *

Francis W. Farmer, Jr.
IRA DCG & T TTEE (17)                                               9,615              9,615                 0         *

G H Ventures LLLP
An AZ Limited Liability Limited Partnership
Jack M. & Louise Gumbin GP (18)                                     9,615              9,615                 0         *

Gary Moulton (19)                                               1,229,944          1,229,944                 0         *

H. Holden Smith TTEE
H. Holden Smith Trust DTD 11/27/95 (20)                            19,230             19,230                 0         *

Helen R. Smith                                                     76,920             76,920                 0         *

J. Lynton Allred
Joyce E. Allred TTEE
J Lynton & Joyce E. Allred
Living Trust DTD 6/21/95 (21)                                      19,230             19,230                 0         *

James A. Rodolph
Nancy Rodolph                                                      19,230             19,230                 0         *

James Peter Kleinegger
Betty L N Kleinegger TTEES
James & Betty Kleinegger Rev Trust
Amended 8/4/00 (22)                                                 9,615              9,615                 0         *

James W. Nace
R/O IRA DCG & T TTEE  (23)                                         19,230             19,230                 0         *

                                                 Page 9


                                                                                                       SHARES      PERCENTAGE
                                                           SHARES BENEFICIALLY                      BENEFICIALLY   BENEFICIALLY
                                                               OWNED BEFORE          SHARES         OWNED AFTER    OWNED AFTER
SHAREHOLDER NAME                                                OFFERING (1)         OFFERED          OFFERING     OFFERING (2)
-----------------------------------------------------------------------------------------------------------------------------------

Joanne Bowles TTEE
Joanne Bowles
Family Trust DTD 11/05/98 (24)                                      9,615              9,615                 0         *

John A. Logan
Alice Y. Logan TTEES
Logan Family Trust DTD 3/24/93  (25)                               19,230             19,230                 0         *

John Cotton
IRA DCG & T TTEE (26)                                              19,230             19,230                 0         *

John Rhodes Family Limited Partnership (27)                     1,326,859          1,326,859                 0         *

John T Bunn III                                                    19,230             19,230                 0         *

Karen A Gish
Sole & Separate (28)                                                9,615              9,615                 0         *

Kathleen Meredith Madison
SEP IRA DCG & T TTEE
C/O DAN MADISON & CO INC (29)                                       9,615              9,615                 0         *

Katsinam Partners, LP
An AZ Limited Partnership
CNTG LLC GP  (30)                                                 238,460             38,460           200,000         *

Keith C. Kleist                                                     9,615              9,615                 0         *

Keith C. Kleist
R/O IRA DCG & T TTEE (31)                                           9,615              9,615                 0         *

Kent Petzold (32)                                                  38,460             38,460                 0         *

Kuhl Family Holdings LLP
Kuhl Family Trust DTD 5/10/95 GP (33)                               9,615              9,615                 0         *

L. Michael Howell                                                  15,384             15,384                 0         *

Larry Landry                                                        9,615              9,615                 0         *

Larry P Staley
Kathy Staley
Comm Prop
c/o PHS&G (34)                                                      9,615              9,615                 0         *

Larry P. Staley
Mary Ruth Staley TTEE
Staley Family Tr A 7/7/03 (35)                                      9,615              9,615                 0         *

Larry P. Staley
R/O IRA DCG & T TTEE
C/O PHS&G (36)                                                      9,615              9,615                 0         *

Larry P. Staley
Theresa Staley
Comm Prop Investment Account
c/o PHS&G (37)                                                      9,615              9,615                 0         *

Leonard R. Judd
R/O IRA DCG & T TTEE (38)                                           9,615              9,615                 0         *

Leonard R. Judd
SEP IRA DCG & T TTEE (39)                                           9,615              9,615                 0         *

Lincoln Trust Company
Trustee FBO Jerry Karnell (40)                                     38,460             38,460                 0         *

Linda Jean Barkdoll
IRA DCG & T TTEE (41)                                              28,845             28,845                 0         *

Linda Jean Barkdoll
Phillip L. Barkdoll TTEE
The Barkdoll Family TR DTD 2/5/90 (42)                             48,075             48,075                 0         *

Loretta Martin White TTEE
Loretta Martin White
Family Trust DTD 4/20/89 (43)                                      38,460             38,460                 0         *

Marc Summers
IRA DCG & T TTEE (44)                                              23,076             23,076                 0         *

Martin B. Reiss
Rochelle S. Reiss TTEE
Martin B. Reiss DO PC PSP DTD 12/1/94 (45)                          9,615              9,615                 0         *

                                                 Page 10


                                                                                                       SHARES      PERCENTAGE
                                                           SHARES BENEFICIALLY                      BENEFICIALLY   BENEFICIALLY
                                                               OWNED BEFORE          SHARES         OWNED AFTER    OWNED AFTER
SHAREHOLDER NAME                                                OFFERING (1)         OFFERED          OFFERING     OFFERING (2)
-----------------------------------------------------------------------------------------------------------------------------------

Michael Boilini                                                    38,460             38,460                 0         *

Michael J. Ernemann                                                 9,615              9,615                 0         *

Michael J. Kates
IRA DCG & T TTEE (46)                                               9,615              9,615                 0         *

Michael Jon Ernemann
SEP IRA DCG & T TTEE (47)                                          19,230             19,230                 0         *

Michael Joseph Pollak
Geraldine Pollak TTEE
Pollak Rev Liv Trust DTD 11/30/88 (48)                              9,615              9,615                 0         *

Michael T. Bloxam
R/O IRA DCG & T TTEE (49)                                           9,615              9,615                 0         *

Paul Keniston & Brigitte Keniston TTEE
Keniston Family Rev Trust DTD 6/2/97 (50)                          19,230             19,230                 0         *

Peacock Hislop Staley & Given
Profit Sharing Plan & Tr # 4
DTD 1/1/90 FBO Larry Staley (51)                                    9,615              9,615                 0         *

Peter F. Salomon TTEE
Peter F. Salomon Rev Liv Trust DTD 3/5/97
As Amended (52)                                                     9,615              9,615                 0         *

Peacock Hislop Staley & Given, Inc. (53)                          122,591            122,591                 0         *

Preston Zuckerman (54)                                          1,141,347            665,061           476,286         *

Randy S. Murray                                                     9,615              9,615                 0         *

Robert Greening
Gayland Ayn Nance TTEES
Greening GST Non-Exempt
Marital Trust DTD 9/23/2000 (55)                                   38,460             38,460                 0         *

Robert J. Dahlin
R/O IRA DCG & T TTEE (56)                                          19,230             19,230                 0         *

Robert L. Walker                                                   19,230             19,230                 0         *

Robmar LLC (57)                                                    38,460             38,460                 0         *

Ronald Kelley
R/O IRA DCG & T TTEE (58)                                           9,615              9,615                 0         *

Stephen A. McConnell                                               19,230             19,230                 0         *

Suzanne Gail Farmer
IRA DCG & T TTEE (59)                                               9,615              9,615                 0         *

Suzanne Propstra TTEE Suzanne Propstra DTD 12/17/90 (60)           76,920             76,920                 0         *

Suzanne R. Ross
R/O IRA DCG & T TTEE (61)                                          19,230             19,230                 0         *

Tad Richards (62)                                                 511,713            511,713                 0         *

Terry Hartman
Carol Hartman                                                       9,615              9,615                 0         *

Terry W. Dreisewerd                                                29,615              9,615            20,000         *

Theodore G. Dodenhoff
R/O IRA DCG & T TTEE (63)                                           9,615              9,615                 0         *

Thomas E. Bowles                                                   38,460             38,460                 0         *

Thomas R Hislop
c/o Peacock Hislop Staley & Given (64)                              9,615              9,615                 0         *

Toshizo Watanabe (65)                                             455,678            455,678                 0         *

W T Linney J L Linney
United Sovereign Tr Co TTEES
Linney Family Trust DTD 6/5/96 (66)                                 9,615              9,615                 0         *

John D. Rhodes III (67)                                            50,000             50,000                 0         *
===================================================================================================================================
                                               TOTALS:          6,942,403          6,037,260           905,143
===================================================================================================================================

*Denotes less than 1% of the outstanding shares of common stock.

1. Each person named above has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules, a person is deemed the "beneficial owner" of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person's economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.

2. In determining the percent of voting stock owned by a person after this offering (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 24,359,393 shares of common stock that would be outstanding after the offering assuming the complete exercise of the warrants referenced herein. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

3. Includes 76,920 shares of our common stock held by the Anthony Silverman R/O IRA DCG & T TTEE. Anthony Silverman and Richard Bourke are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

4. Includes 19,230 shares of our common stock held by the Arthur M. Clifford and Martha D. Clifford TTEES, Clifford Revocable Trust DTD 10/13/94. Arthur M. Clifford is the trustee that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

5. Includes 9,615 shares of our common stock held by the Arthur Norris TTEE, Survivors Trust DTD 8/17/1998. Arthur Norris is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

6. Includes 76,920 shares of our common stock held by Bryant Pickering TTEE, Veech Trust DTD 6/7/93, Principal Account. Bryant Pickering is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

7. Includes 76,920 shares of our common stock held by Burton P. Freireich and Ursula G. Freireich G PB & U Freireich LTD Partnership. Burton P. Freireich and Ursula G. Freireich are the partners that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the partnership.

8. Includes 9,615 shares of our common stock held by Burton S. Kruglick TTEE Burton S. Kruglick Trust DTD 7/28/82. Burton S. Kruglick is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

9. Includes 9,615 shares of our common stock held by Conner Properties A Partnership. Pat Conner and Frances Conner are the partners that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the partnership.

10. Includes 9,615 shares of our common stock held by D. Louis Travisano and Yvonne A. Travisano TTEES, Travisano Family Trust DTD 7/23/96. D. Louis Travisano and Yvonne A. Travisano are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

11. Includes 19,230 shares of our common stock held by David Nebel and Maria Borella TTEES, David Nebel & Maria BorellaTrust DTD 11/6/98. David Nebel and Maria Borella are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

12. Includes 9,615 shares of our common stock held by Debar N. Koning R/O IRA DCG & T TTEE. Debar N. Koning is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

13. Includes 9,615 shares of our common stock held by Derwood E. Bammann TTEE, Bammann Children's Rev Trust I DTD 8/31/98. Derwood E. Bammann is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

14. Includes 9,615 shares of our common stock held by Dorothy A. White TTEE, Dorothy A. White Trust DTD 11/1/90. Dorothy A. White is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

15. Includes a warrant to purchase 40,864 shares of our common stock held by Edward B. Vallone, II. Mr. Vallone is a broker/dealer at Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering, and received this warrant in compensation for services provided pursuant to the Placement Agency Agreement.

16. Includes 28,845 shares of our common stock held by Floyd D. Smith TTEE, F D Smith Family TR # 2 DTD 11/15/76. Floyd D. Smith and Phoebe Ann Smith are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

17. Includes 9,615 shares of our common stock held by Francis W. Farmer, Jr. IRA DCG & T TTEE. Francis W. Farmer, Jr. is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

18. Includes 9,615 shares of our common stock held by G H Ventures LLLP, An AZ Limited Liability Limited Partnership, Jack M. & Louise Gumbin GP. Jack M. Gumbin exercises the sole voting and/or dispositive powers with regard to our common stock owned by the partnership.

19. Includes 1,229,944 shares of our common stock held by Gary Moulton. Mr. Moulton received shares pursuant to the Asset Purchase Agreement and Plan of Reorganization by and between the Company and Glyphics Communications, Inc. effective June 1, 2004. Mr. Moulton is a former Glyphics Communications shareholder and officer and is currently Vice President of Audio Communications with the Company.

20. Includes 19,230 shares of our common stock held by H. Holden Smith TTEE, H. Holden Smith Trust DTD 11/27/95. H. Holden Smith is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

21. Includes 19,230 shares of our common stock held by J. Lynton Allred and Joyce E. Allred TTEE, J Lynton & Joyce E. Allred Living Trust DTD 6/21/95. J. Lynton Allred and Joyce E. Allred are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

22. Includes 9,615 shares of our common stock held by James Peter Kleinegger and Betty L N Kleinegger TTEES, James & Betty Kleinegger Rev Trust Amended 8/4/00. James Peter Kleinegger and Betty L Kleinegger are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

23. Includes 19,230 shares of our common stock held by James W. Nace, R/O IRA DCG & T TTEE. James W. Nace is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

24. Includes 9,615 shares of our common stock held by Joanne Bowles TTEE, Joanne Bowles Family Trust DTD 11/05/98. Joanne Bowles is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

25. Includes 19,230 shares of our common stock held by John A. Logan and Alice
Y. Logan TTEES, Logan Family Trust DTD 3/24/93. John A. Logan is the trustee that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

26. Includes 19,230 shares of our common stock held by John Cotton IRA DCG & T TTEE. John C. Cotton is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

27. Includes 1,326,859 shares of our common stock held by the John Rhodes Family Limited Partnership. The partnership received shares pursuant to the Asset Purchase Agreement and Plan of Reorganization by and between the Company and Glyphics Communications, Inc. effective June 1, 2004. Mr. John D. Rhodes, III is a former Glyphics shareholder and chairman and exercises the sole voting and/or dispositive powers with regard to our common stock owned by the partnership

28. Includes 9,615 shares of our common stock held by Karen A Gish Sole & Separate. Karen A Gish exercises the sole voting and/or dispositive powers with regard to our common stock.

29. Includes 9,615 shares of our common stock held by Kathleen Meredith Madison SEP IRA DCG & T TTEE, C/O DAN MADISON & CO INC. Kathleen Meredith Madison is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

30. Includes 38,460 shares of our common stock held by the Katsinam Partners, LP, An AZ Limited Partnership, CNTG LLC GP. Richard Bourke exercises the sole voting and/or dispositive powers with regard to our common stock owned by the partnership.

31. Includes 9,615 shares of our common stock held by Keith C. Kleist R/O IRA DCG & T TTEE. Keith C. Kleist is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

32. Includes 38,460 shares of our common stock held by Kent Petzold, a current board member of the Company. Mr. Petzold received the shares pursuant to his investment in the Company's March 2004 private placement offering.

33. Includes 9,615 shares of our common stock held by Kuhl Family Holdings LLP, Kuhl Family Trust DTD 5/10/95 GP. Wayne E. Kuhl is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

 34. Includes 9,615 shares of our common stock held by Larry P Staley Kathy Staley Comm Prop c/o PHS&G. Mr. Staley is a broker/dealer and partner of Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering. Larry P. Staley and Theresa Staley exercise the sole voting and/or dispositive powers with regard to our common stock.

35. Includes 9,615 shares of our common stock held by Larry P. Staley Mary Ruth Staley TTEE, Staley Family Tr A 7/7/03. Mr. Staley is a broker/dealer and partner of Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering. Larry P. Staley and Mary Ruth Staley are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

36. Includes 9,615 shares of our common stock held by Larry P. Staley R/O IRA DCG & T TTEEC/O PHS&G. Mr. Staley is a broker/dealer and partner of Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering. Larry P. Staley is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

37. Includes 9,615 shares of our common stock held by Larry P. Staley Theresa Staley Comm Prop Investment Account c/o PHS&G. Mr. Staley is a broker/dealer and partner of Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering. Larry P. Staley and Theresa Staley exercise the sole voting and/or dispositive powers with regard to our common stock.

38. Includes 9,615 shares of our common stock held by Leonard R. Judd R/O IRA DCG & T TTEE. Leonard R. Judd is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

39. Includes 9,615 shares of our common stock held by Leonard R. Judd SEP IRA DCG & T TTEE. Leonard R. Judd is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

40. Includes 38,460 shares of our common stock held by Lincoln Trust Company Trustee FBO Jerry Karnell. Mr. Karnell is a dealer/broker and employee of Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering. Lincoln Trust Company is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

41. Includes 28,845 shares of our common stock held by Linda Jean Barkdoll IRA DCG & T TTEE. Linda Jean Barkdoll is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

42. Includes 48,075 shares of our common stock held by Linda Jean Barkdoll Phillip L. Barkdoll TTEE, The Barkdoll Family TR DTD 2/5/90. Phillip L. Barkdoll is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

43. Includes 38,460 shares of our common stock held by Loretta Martin White TTEE Loretta Martin White Family Trust DTD 4/20/89. Loretta Martin White is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

44. Includes 23,076 shares of our common stock held by Marc Summers IRA DCG & T TTEE. Mr. Summers is broker/dealer at Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering. Marc Summers is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

45. Includes 9,615 shares of our common stock held by Martin B. Reiss Rochelle
S. Reiss TTEE, Martin B. Reiss DO PC PSP DTD 12/1/94. Martin B. Reiss and Rochelle S. Reiss are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

46. Includes 9,615 shares of our common stock held by Michael J. Kates, IRA DCG & T TTEE. Michael J. Kates is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

47. Includes 19,230 shares of our common stock held by Michael Jon Ernemann, SEP IRA DCG & T TTEE. Michael J. Ernemann is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

48. Includes 9,615 shares of our common stock held by Michael Joseph Pollak Geraldine Pollak TTEE, Pollak Rev Liv Trust DTD 11/30/88. Michael Joseph Pollak and Geraldine Pollak are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

49. Includes 9,615 shares of our common stock held by Michael T. Bloxam, R/O IRA DCG & T TTEE. Michael T. Bloxam is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

50. Includes 19,230 shares of our common stock held by Paul Keniston & Brigitte Keniston TTEE, Keniston Family Rev Trust DTD 6/2/97. Paul Keniston and Brigitte Keniston are the trustees that exercise the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

51. Includes 9,615 shares of our common stock held by Peacock Hislop Staley & Given Profit Sharing Plan & Tr # 4DTD 1/1/90 FBO Larry Staley. Mr. Staley is a broker/dealer and partner of Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering. Larry Staley is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

52. Includes 9,615 shares of our common stock held by Peter F. Salomon TTEE, Peter F. Salomon Rev Liv Trust DTD 3/5/97 As Amended. Peter F. Salomon is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

53. Includes a warrant to purchase 122,591 shares of our common stock held by Peacock, Hislop Staley & Given, Inc. Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering, received this warrant in compensation for services provided pursuant to the Placement Agency Agreement. Thomas L. Thomas, Thomas R. Hislop and David W. Miller exercise the sole voting and/or dispositive powers with regard to our common stock represented by the warrant.

54. Includes 665,061 shares of our common stock held by Preston Zuckerman, a former Company board member and officer. Mr. Zuckerman acquired the shares as a result of debt conversion agreements in 2004 pertaining to notes held by him as a former stockholder and officer of Learning-Edge, Inc. pursuant to the October 1, 2001 Plan of Reorganization and Agreement of Merger by and among the Company, Edge Acquisition Subsidiary, Inc., Learning-Edge, Inc. and the Stockholders of Learning-Edge, Inc.

55. Includes 38,460 shares of our common stock held by Robert Greening Gayland Ayn Nance TTEES, Greening GST Non-Exempt Marital Trust DTD 9/23/2000. Robert Greening is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

56. Includes 19,230 shares of our common stock held by Robert J. Dahlin R/O IRA DCG & T TTEE. Robert J. Dahlin is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

57. Includes 38,460 shares of our common stock held by Robmar LLC. Robert L. Ward exercises the sole voting and/or dispositive powers with regard to our common stock owned by the LLC.

58. Includes 9,615 shares of our common stock held by Ronald Kelley R/O IRA DCG & T TTEE. Ronald B. Kelley is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

59. Includes 9,615 shares of our common stock held by Suzanne Gail Farmer IRA DCG & T TTEE. Suzanne Gail Farmer is the trustee that that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

60. Includes 76,920 shares of our common stock held by Suzanne Propstra TTEE Suzanne Propstra Trust DTD 12/17/90. Suzanne P. Propstra exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

61. Includes 19,230 shares of our common stock held by Suzanne R. Ross R/O IRA DCG & T TTEE. Suzanne R. Ross is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

62. Includes 511,713 shares of our common stock held by Tad Richards. Mr. Richards received shares pursuant to the Asset Purchase Agreement and Plan of Reorganization by and between the Company and Glyphics Communications, Inc. effective June 1, 2004. Mr. Richards is a former Glyphics shareholder and officer and was a Vice President of Channel Sales with the Company.

63. Includes 9,615 shares of our common stock held by Theodore G. Dodenhoff R/O IRA DCG & T TTEE. Theodore G. Dodenhoff is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

64. Includes 9,615 shares of our common stock held by Thomas R Hislop c/o Peacock Hislop Staley & Given. Mr. Hislop is a broker/dealer and owner of Peacock, Hislop, Staley & Given, Inc., the placement agent for the Company's March 2004 private placement offering.

65. Includes 455,678 shares of our common stock held by Toshizo Watanabe. Mr. Watanable was a Glyphics shareholder and received his shares pursuant to the Asset Purchase Agreement and Plan of Reorganization by and between the Company.

66. Includes 9,615 shares of our common stock held by W T Linney J L Linney United Sovereign Tr Co TTEES, Linney Family Trust DTD 6/5/96. Warren Linney and Joan Linney are the trustees that that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

67. Includes shares issuable upon exercise of a warrant to purchase 50,000 shares of our common stock held by John D. Rhodes III pursuant to a Note Modification and Settlement Agreement with the Company dated December 8, 2004.

68. Includes 9,615 shares of our common stock held by Don E. Lovell, TTEE, Don
E. Lovell Charitable Trust DTD 09/28/01. Don E. Lovell is the trustee that exercises the sole voting and/or dispositive powers with regard to our common stock owned by the trust.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in: (i) transactions in the over-the-counter market, the American Stock Exchange, or on one or more exchanges; (ii) privately negotiated transactions; (iii) underwritten offerings; or (iv) a combination of these methods of sale. The selling stockholders may sell the shares of our common stock at: (i) fixed prices which may be changed; (ii) market prices prevailing at the time of sale;
(iii) prices related to prevailing market prices; or (iv) privately negotiated prices.

         DIRECT SALES, AGENTS, DEALERS AND UNDERWRITERS

         The selling stockholders or their transferees may effect transactions by selling the shares of common stock either directly to purchasers; or to or through agents, dealers or underwriters designated from time to time. Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS

         To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders (who will be limited to stockholders who acquire shares after the date of this prospectus from persons named as selling stockholders in this prospectus), the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW

         Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES AND INDEMNIFICATION

         We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and we will bear all expenses related to the registration of this offering. However, we will not pay for any underwriting commissions, fees or discounts, if any. We have agreed to indemnify certain of the selling stockholders against certain civil liabilities, including certain liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P.

                                     EXPERTS

         The consolidated financial statements as of and for the years ended March 31, 2003 and March 31, 2004, are incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the years ending March 31, 2003 and March 31, 2004. Our consolidated financial statements as of and for the years ended March 31, 2003 and March 31, 2004 incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent set forth in their reports (which contain an explanatory paragraph relating to the Company's ability to continue as a going concern, as described in Note 2 to the consolidated financial statements) and are incorporated herein in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements as of March 31, 2002 and the period ended March 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means incorporated documents are considered part of this prospectus. Therefore, we can disclose important information to you by referring you to those documents, and that information that we file with the SEC will automatically updates and supersedes this incorporated information.

         The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

         o our Annual Report on Form 10-K for the year ended March 31, 2004, filed with the SEC on June 29, 2004;

         o our Current Report on Form 8-K, filed with the SEC on July 23, 2004;

         o our Current Report on Form 8-K/A, filed with the SEC on August 13, 2004;

         o our Current Report on Form 8-K, filed with the SEC on August 16, 2004;

         o our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the SEC on August 16, 2004;

         o our Current Report on Form 8-K, filed with the SEC on September 14, 2004;

         o our Current Report on Form 8-K, filed with the SEC on September 23, 2004;

         o our Notification of Late Filing on Form 12B-25, filed with the SEC on November 16, 2004;

         o our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the SEC on November 18, 2004;

         o our Current Report on Form 8-K, filed with the SEC on December 20, 2004;

         o our Current Report on Form 8-K/A, fled with the SEC on January 11, 2005;

         o our Current Report on Form 10-Q/A, filed with the SEC on January 11, 2005;

         o our Current Report on Form 8-K, filed with the SEC on February 9, 2005;

         o our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004, filed with the SEC on February 10, 2005;

         o our Current Report on Form 8-K, filed with the SEC on February 18, 2005; and

         o    our Current Report Form 8-K filed with the SEC on March 2, 2005.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The Company will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests for such documents should be directed to: James L. Dunn, Jr., Senior Vice President & General Counsel, 2999
N. 44th Street, Suite 650, Phoenix, AZ 85018, Telephone: (602) 952-1200, Email: jdunn@ilinc.com.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the Company's Web site at http://www.ilinc.com and the SEC's Web site at http://www.sec.gov.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be paid by us in connection with the offering described in this registration statement. All amounts are estimates, except the SEC registration fee.

                  SEC Registration Fee                      $   277.13
                  Printing Costs                            $ 5,000.00
                  Legal Fees and Expenses                   $ 5,000.00
                  Accounting Fees and Expenses              $15,000.00
                                                            ----------
                           TOTAL                            $25,277.13

         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         DELAWARE GENERAL CORPORATION LAW

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                                     Page II-1

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

         Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         RESTATED CERTIFICATE OF INCORPORATION

         The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided for in Section 174 of the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

         BYLAWS

         The Bylaws of the Company provide that the Company will indemnify any director or officer of the Company to the full extent permitted by applicable law, and may, if and to the extent authorized by the Board of Directors, so indemnify such other persons whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever.

         INSURANCE

         The Company maintains liability insurance for the benefit of its directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, as amended, and is therefore unenforceable.

         ITEM 16.  EXHIBITS.

         The list of exhibits under the heading EXHIBIT LIST beginning on page II-6 of this registration statement is incorporated into this Item 16 by reference.

                                     Page II-2

         ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume in securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
               (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
               Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     Page II-3

                                POWER OF ATTORNEY

         Each person whose signature appears below authorizes James L. Dunn, Jr., to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this registration statement, including post-effective amendments, necessary or advisable to enable the Company (the registrant) to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on March 10, 2005.

                                  ILINC COMMUNICATIONS, INC.

                                  By: /s/ JAMES M. POWERS, JR.
                                      ------------------------------------------
                                      James M. Powers, Jr.
                                      Chairman of the Board, President and Chief
                                      Executive Officer

NAME                                        CAPACITY                             DATE
----                                        --------                             ----
/s/ JAMES M. POWERS, JR.         Chairman of the Board, President            March 10, 2005
----------------------------     and Chief Executive Officer
James M. Powers, Jr.


/s/ JOHN S. HODGSON              Sr. Vice President                          March 10, 2005
----------------------------     and Chief Financial Officer
John S. Hodgson


/s/ JAMES H. COLLINS             Director                                    March 10, 2005
---------------------------
James H. Collins


/s/ KENT PETZOLD                 Director                                    March 10, 2005
---------------------------
Kent Petzold


/s/ DANIEL T. ROBINSON, JR.      Director                                    March 10, 2005
---------------------------
Daniel T. Robinson, Jr.


/s/ CRAIG W. STULL               Director                                    March 10, 2005
---------------------------
Craig W. Stull

                                     Page II-4

                                  EXHIBIT LIST

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBITS
------            -----------------------

3.1(1)            Restated Certificate of Incorporation of the Company

3.2(1)            Bylaws of the Company

3.3(7)            Restated Certificate of Incorporation of the Company

3.4(7)            Amendment of Bylaws of the Company

3.5(8)            Restated Certificate of Incorporation of the Company

3.6(14)           Certificate of Designations of Series A Preferred Stock

3.7(15) Certificate of Amendment of Restated Certificate of Incorporation of the Company

4.1(1) Form of certificate evidencing ownership of Common Stock of the Company

4.2(1) Form of Registration Rights Agreement for Owners of Founding Affiliated Practices

4.3(1) Registration Rights Agreement dated September 30, 1997 between the Company and the stockholders named therein

4.4(2)            Form of Stockholders' Agreement for Owners of Affiliated
                  Practices

4.5(3) Form of Indenture from the Company to U.S. Trust Company of Texas, N.A., as Trustee relating to the Convertible Debt Securities

4.6(7) Form of certificate evidencing ownership of Common Stock of the Company

4.7(8)            Form of Convertible Redeemable Subordinated Note

4.8(8)            Form of Redeemable Warrant (2002 Private Placement Offering)

4.9(14)           Form of Redeemable Warrant (2003 Private Placement Offering)

++5.1             Opinion of Jackson Walker L.L.P.

+10.1(1)          The Company's 1997 Stock Compensation Plan

+10.9(7) Employment Agreement dated November 12, 2000 between the Company and James M. Powers, Jr.

+10.11(7)         Employment Agreement dated February 15, 2001 between the
                  Company and James Dunn, Jr.

10.14(9) Plan of Reorganization and Agreement of Merger by and among the Company, Edge Acquisition Subsidiary, Inc. and the Stockholders of Learning-Edge, Inc.

10.15(10)         Plan of Reorganization and Agreement of Merger by and among the Company, TW Acquisition Subsidiary, Inc., ThoughtWare
                  Technologies, Inc. and the Series B Preferred Stockholder of
                  ThoughtWare Technologies, Inc.

10.16(11)         Asset Purchase Agreement by and among the Company, and Quisic
                  Corporation. Common Stock Purchase Agreement by and between the Company, Investor Growth Capital Limited, A Guernsey
                  Corporation and Investor Group, L.P., A Guernsey Limited
                  Partnership and Leeds Equity Partners III, L.P.

10.16(12)         Asset Purchase Agreement by and among the Company, and
                  Mentergy, Inc. and its wholly-owned subsidiaries, LearnLinc
                  Corp and Gilat-Allen Communications, Inc.

                                     Page II-5

10.17(14)         Subcontractor Agreement between the Company and Interactive
                  Alchemy, Inc.

+10.18(17)        Employment Agreement dated January 6, 2004 between the Company and Nathan Cocozza

10.19(17)         Note Purchase Agreement dated February 12, 2004

10.20(17)         Unit Purchase and Agency Agreement dated April 19, 2004
                  between the Company and Cerberus Financial, Inc.

10.21(17)         Placement Agency Agreement dated March 10, 2004 between the
                  Company and Peacock, Hislop, Staley, and Given, Inc.

10.22(16)         Asset Purchase Agreement and Plan of Reorganization by and
                  between the Company and Glyphics Communications, Inc.

+10.23(18)        Employment Agreement dated June 1, 2004 between the Company and Gary L. Moulton

+10.24(18)        Employment Agreement dated July 19, 2004 between the Company and John S. Hodgson

14.1(18)          Code of Ethics

16(13)            Letter re Change in Certifying Accountant

++23.1 Consent of independent auditors, BDO Seidman, LLP, dated March 9, 2005 to the incorporation by reference of their report dated May 21, 2004 in the Company's annual report on Form 10-K for the year ended March 31, 2004.

++23.2 Consent of independent auditors, PricewaterhouseCoopers, LLP dated March 10, 2005 to the incorporation by reference of their report dated July 11, 2002 in the Company's annual report on Form 10-K for the year ended March 31, 2004.

--------------------------------------------------------------------------------

         (1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-37633), and incorporated herein by reference.
         (2) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-78535), and incorporated herein by reference.
         (3) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-64665), and incorporated herein by reference.
         (4)  Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.
         (5)  Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.
         (6)  Previously filed as an exhibit to the Company's Annual Report on
              Form 10-K for the year ended March 31, 2000.
         (7) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended March 31, 2001.
         (8) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended March 31, 2002.
         (9) Previously filed as an exhibit to the Company's Form 8-K filed October 16, 2001.
         (10) Previously filed as an exhibit to the Company's Form 8-K filed January 30, 2002
         (11) Previously filed as an exhibit to the Company's Form 8-K filed July 2, 2002.
         (12) Previously filed as an exhibit to the Company's Form 8-K filed December 20, 2002.
         (13) Previously filed as an exhibit to the Company's Form 8-K filed April 3, 2003.
         (14) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003.

                                     Page II-6

         (15) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003.
         (16) Previously filed as an exhibit to the Company's Form 8-K filed
              June 16, 2004.
         (17) Previously filed as an exhibit to the Company's Annual Report on
              Form 10-K for the year ended March 31, 2004.
         (18) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004.
         +    Management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to the requirements of Item 15 of Form 10-K.
         ++   Furnished herewith as an Exhibit


                                     Page II-7